EXHIBIT 16.2

Larry O’Donnell, CPA, PC

January 12, 2011

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: ExperTelligence, Inc.
File No. 0-11596

We have read the statements that ExperTelligence, Inc., included under Item 4 of the Form 8-K report expected to be filed on December 9, 2011 and January 12, 2010 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/Larry O’Donnell, CPA,PC